UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 8, 2010 (December 8, 2010)

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

1450 Broadway
New York, New York 10018

(Address of principal executive offices and zip code)

(212) 582-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements

On December 8, 2010, the Compensation Committee of Harris & Harris Group, Inc. (the “Company”) awarded bonuses for 2010 in the amount of $70,000, $60,000, $50,000 and $30,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Managing Director; Daniel B. Wolfe, President, Chief Operating Officer, Chief Financial Officer and Managing Director; Alexei A. Andreev, Executive Vice President and Managing Director; and Sandra M. Forman, General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary, respectively.  The bonuses were awarded based primarily on market information provided by the Committee’s independent compensation consultant to bring them closer to the 50th percentile range for their peers in total cash compensation.  These amounts were substantially the same as those accrued for in our quarterly financial statements in 2010 based on projected data provided by the Committee’s independent compensation consultant.  The Committee believes that retention of key employees is crucial because of the specialized nature of our business.

In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation.  We believe that this strategy has provided management and the Compensation Committee with the greatest flexibility in managing expenses.  In 2010, the total bonuses paid to the named executive officers were $210,000 as compared to $230,000 and $300,000, in 2009 and 2008, respectively.

Some of the named executive officers have elected to use a portion of the after tax proceeds of the bonus to either purchase shares or to exercise vested stock options with cash.  This decision will increase their ownership in the Company.

On June 2, 2010, the Company announced that its Compensation Committee has cancelled its previously scheduled meetings for the purpose of awarding stock options in 2010, and it will not award stock options for at least one year from the date of the announcement.  Other than a cost of living adjustment, neither the Managing Directors, nor any of the named executive officers for 2010, will receive an increase in base salary for 2011.  Our Board of Directors will not receive any increase in their fees in 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 8, 2010	HARRIS & HARRIS GROUP, INC.

		By:	/s/ Douglas W. Jamison
Douglas W. Jamison
Chief Executive Officer